Exhibit (h)(1)(i)

December 19, 2012

Todd Modic

Senior Vice President

ING Funds Services, LLC

7337 E. Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Dear Mr. Modic:

Pursuant to the Administration Agreement, dated May 16, 2007, as amended and restated on November 30, 2008, as amended, between ING Separate Portfolios Trust and ING Funds Services, LLC (the “Agreement”), we hereby notify you of our intention to retain you as Administrator to render administrative and other services to ING Retirement Solution 2020 Fund, ING Retirement Solution 2025 Fund, ING Retirement Solution 2030 Fund, ING Retirement Solution 2035 Fund,  ING Retirement Solution 2040 Fund, ING Retirement Solution 2045 Fund, ING Retirement Solution 2050 Fund, ING Retirement Solution 2055 Fund, and ING Retirement Solution Income Fund (collectively, the “Funds”), each a newly established series of ING Separate Portfolios Trust, effective on December 19, 2012, upon all of the terms and conditions set forth in the Agreement.

The Amended Schedule A has also been updated to reflect the name change for ING SPorts Core Fixed Income Fund to ING Investment Grade Credit Fund.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Funds to the Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual administration fees indicated for the series, is attached hereto.

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7337 E. Doubletree Ranch Rd.	Tel: 480-477-3000	ING Separate Portfolios Trust
Suite 100	Fax: 480-477-2700
Scottsdale, AZ 85258-2034	www.ingfunds.com

                Please signify your acceptance to act as Administrator under the Agreement with respect to the aforementioned Funds.

Very sincerely,

		By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President
ING Separate Portfolios Trust

ACCEPTED AND AGREED TO:
ING Funds Services, LLC

By:	/s/ Todd Modic
Todd Modic
Senior Vice President

AMENDED SCHEDULE A

to the

AMENDED AND RESTATED ADMINISTRATION AGREEMENT

between

ING SEPARATE PORTFOLIOS TRUST

and

ING FUNDS SERVICES, LLC

Series	Administrative Fee (as a percentage of average daily net assets)

ING Emerging Markets Corporate Debt Fund	0.10%

ING Emerging Markets Hard Currency Debt Fund	0.10%

ING Emerging Markets Local Currency Debt Fund	0.10%

ING Investment Grade Credit Fund	0.00%

ING Retirement Solution 2020 Fund	0.00%

ING Retirement Solution 2025 Fund	0.00%

ING Retirement Solution 2030 Fund	0.00%

ING Retirement Solution 2035 Fund	0.00%

ING Retirement Solution 2040 Fund	0.00%

ING Retirement Solution 2045 Fund	0.00%

ING Retirement Solution 2050 Fund	0.00%

ING Retirement Solution 2055 Fund	0.00%

ING Retirement Solution Income Fund	0.00%